Exhibit 1.3

LOCK-UP AGREEMENT

This agreement is dated as of December 10, 2010, is effective as of 11:59 p.m. on November 30, 2010 (the “Effective Date”), and is between Forsons Equity, LLC, a New York limited liability company (“LLC”), its sole member Jonathan Reich (“Mr. Reich”), and C2 Global Technologies, Inc. (“C2”).

LLC and C2 are parties that certain LLC Interest Purchase Agreement dated of even date herewith (the “Purchase Agreement”), pursuant to which LLC agreed to sell all of its membership interests, limited liability company interests and other ownership interests in Counsel RB Capital, LLC to C2 in exchange for a certain number of shares of C2’s common stock (the “Purchased Shares”).

C2 would not agree to enter into the Purchase Agreement without LLC and Mr. Reich also agreeing to enter into this agreement.

The parties therefore agree as follows:

1.           Lock-Up.

1.1           General Prohibition on Transfer of Permitted Shares. LLC agrees that it shall not, and Mr. Reich agrees that he shall not cause or permit LLC to, sell, assign, convey, pledge, hypothecate or otherwise dispose of (“Transfer”) any of the Purchased Shares, whether or not for value, except as permitted by this agreement.

1.2           Permitted Transfers. Section 1.1 notwithstanding and subject to compliance with Section 2.1, LLC is permitted to Transfer Purchased Shares in the following circumstances (each of which constitutes a “Permitted Transfer”):

(a)           LLC may at any time Transfer all or any portion of its Purchased Shares to C2 on terms mutually agreeable to the parties;

(b)           on and from the first anniversary of the Effective Date until the day before the second anniversary of the Effective Date, LLC may Transfer up to 25% of its Purchased Shares to any party;

(c)           on and from the second anniversary of the Effective Date until the day before the third anniversary of the Effective Date, LLC may Transfer up to 50% of its Purchased Shares, less any Purchased Shares sold or otherwise disposed of by LLC pursuant to clause (b), to any party;

(d)           on and from the third anniversary of the Effective Date until the day before the fourth anniversary of the Effective Date, LLC may Transfer up to 75% of its Purchased Shares, less any Purchased Shares sold or otherwise disposed of by LLC pursuant to clauses (b) or (c), to any party; and

(e)           on and from the fourth anniversary of the Effective Date, LLC may Transfer any or all of its Purchased Shares to any party.

2.           No Transfer in Violation of Law; Insider Trading Policies; Ownership of LLC.

2.1           LLC covenants that it will not, and Mr. Reich covenants that he will not cause or permit LLC to: (i) Transfer any of the Purchased Shares in violation of any law, including, without limitation, the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the securities or “blue sky” laws of any applicable state and the rules and regulations promulgated under any of the foregoing; or (ii) Transfer any of the Purchased Shares in violation of the rules, procedures or restrictions relating to the Transfer of common stock by insiders which are established by C2 from time to time, in each case whether or not such Transfer would otherwise be deemed a Permitted Transfer under Section 1.2.

2.2           LLC and Mr. Reich jointly and severally represent, warrant and covenant that as of the Effective Date and for the duration of the Term (defined below), Mr. Reich owns and will continue to own at all times 100% of the membership and limited liability company interests of LLC.

3.           Piggy-Back Registration.

3.1           If C2 proposes to register any shares of C2’s common stock (“Shares”) under the Securities Act either (i) at any time on behalf of Counsel Corporation (“Counsel”), or (ii) on C2’s behalf after the date that is eighteen (18) months from the Effective Date in connection with an underwritten public offering, and the registration form to be used may be used for the registration of Purchased Shares, then C2 shall give LLC, Mr. Reich, Kind Chin Associates, LLC, a California limited liability company, and Adam Reich (each a “Piggy-Back Stockholder”) written notice of its intent to do so not less than fifteen (15) business days prior to the contemplated filing date for such registration statement. Upon the written request of any Piggy-Back Stockholder (a “Piggy-Back Request”), given within ten (10) business days after such Piggy-Back Stockholder is deemed to have been given any such written notice (which request shall specify the number of Shares requested to be registered on behalf of such Piggy-Back Stockholder), C2 shall include in such registration statement (a “Piggy-Back Registration”), subject to the provisions of Section 3.2, the number of Purchased Shares (up to the number of Purchased Shares LLC is permitted to Transfer pursuant to Section 1.2) set forth in each such Piggy-Back Request.

3.2           In the event that in connection with any underwritten Piggy-Back Registration any underwriter thereof reasonably and in good faith shall have advised C2 or any Piggy-Back Stockholder intending to offer Shares in the offering that, in its opinion, the inclusion in the registration statement of some or all of the Shares sought to be registered by a Piggy-Back Stockholder would adversely affect the price or success of the offering, C2 shall include in such registration statement such number of Shares as C2 is advised can be sold in such offering without such an effect, with Counsel and each Piggy-Back Stockholder entitled to register their Shares on a pro rata basis, according to the total number of Shares requested to be registered by each.  In connection with any underwritten Piggy-Back Registration, the underwriters for such Piggy-Back Registration shall be selected by C2.

3.3           In connection with each registration statement prepared pursuant to this Section 3, and in accordance with the intended method or methods of distribution of Shares as described in such registration statement, C2 shall, as soon as reasonably practicable:

(a)           prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on an appropriate registration form of the SEC and use reasonable efforts to cause such registration statement to become effective promptly and cause it to remain effective, which registration statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by such form to be filed therewith;

(b)           furnish without charge to each Registering Stockholder, and the underwriters, if any, at least one conformed copy of the registration statement and each post-effective amendment or supplement thereto (including all schedules and exhibits but excluding all documents incorporated or deemed incorporated therein by reference, unless requested in writing by any Registering Stockholder or underwriter) and such number of copies of the registration statement and each amendment or supplement thereto and the summary, preliminary, final, amended and supplemented prospectuses, as applicable, included in such registration statement as each Registering Stockholder and/or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Shares being sold by such Registering Stockholder (and C2 hereby consents to the use in accordance with the U.S. securities laws of such registration statement (or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) by each Registering Stockholder and/or underwriter, if any, in connection with the offering and sale of the Shares covered by such registration statement or prospectus);

(c)           use reasonable efforts to keep such registration statement effective for the shorter of (A) ninety (90) days, and (B) such time as all of the Shares covered by the registration statement have been disposed of (the “Effective Period”), and to prepare and file with the SEC such amendments, post-effective amendments and supplements to the registration statement as may be necessary to maintain the effectiveness of the registration statement for the Effective Period;

(d)           use reasonable efforts to register or qualify the Shares covered by such registration statement under, and to the extent required by, the securities and blue sky laws of any jurisdiction and keep such registrations or qualifications in effect for so long as the registration statement remains in effect and do any and all other acts and things which may be necessary to enable each Registering Stockholder and/or underwriter to consummate the disposition of such Shares in such jurisdictions; provided, however, that in no event shall C2 be required to (A) qualify to do business as a foreign corporation in any jurisdiction where if would not, but for the requirements of this section, be required to be so qualified, (B) execute or file any general consent to service of process under the laws of any jurisdiction, (C) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the Shares covered by the registration statement, or (D) subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so but for this section;

(e)           promptly notify each Registering Stockholder and the managing underwriter or underwriters, if any, after becoming aware thereof: (A) when the registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any United States state securities authority for amendments or supplements to the registration statement or the related prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by C2 of any notification with respect to the suspension of the qualification of Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose or (E) during the Effective Period, of the happening of any event or the existence of any fact which makes any statement in the registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference, untrue in any material respect or which requires the making of any changes in the registration statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto, so that none will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f)           during the Effective Period, use reasonable efforts to obtain, as promptly as practicable, the withdrawal of any order enjoining or suspending the use or effectiveness of the registration statement or any post-effective amendment thereto or the lifting of any suspension of the qualification of any Shares in any jurisdiction; and

(g)           use reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Shares covered by such registration statement not later than the effective date of such registration statement;

3.4           Each Registering Stockholder agrees that, upon receipt of any notice from C2 pursuant to Section 3.3(e)(E), it shall, and shall use its reasonable best efforts to cause any sales or placement agent or agents for its Shares and the underwriters, if any, to, forthwith discontinue any disposition of Shares until such person shall have received copies of such amended or supplemented prospectus and, if so directed by C2, to destroy or to deliver to C2 all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such Shares as soon as practicable after such Registering Stockholder’s receipt of such notice.

3.5           Each Registering Stockholder shall furnish to C2 in writing such information regarding such Registering Stockholder and its intended method of distribution of its Shares as C2 may from time to time reasonably request to comply with its obligations under all applicable securities and other laws in connection with such registration and to ensure that the prospectus relating to such Shares conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder.  Each Registering Stockholder shall notify C2 as promptly as practicable of any inaccuracy or change in information previously furnished by such Registering Stockholder to C2 or of the occurrence of any event, in either case as a result of which any prospectus relating to Shares contains or would contain an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to C2 any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.6           Each Registering Stockholder agrees not to effect any public sale or distribution of any Shares, including any sale pursuant to Rule 144 under the Securities Act, and not to effect any such public sale or distribution of any other equity security of C2 or of any security convertible into or exchangeable or exercisable for any equity security of C2 (in each case, other than as part of such underwritten public offering) during the seven (7) days (or such greater number of days as C2 specifies) prior to, and during the ninety (90) days (or such greater number of days as C2 specifies) beginning on the consummation of any underwritten public offering of the Shares covered by a registration statement referred to in Section 3.1.

3.7           In the case of a Piggy-Back Registration where C2 has entered into an underwriting agreement in connection therewith, all Shares to be included in such registration statement shall be subject to the applicable underwriting agreement and no Registering Stockholder may participate in such registration unless such Registering Stockholder agrees to sell such Registering Stockholder’s Shares on the basis provided therein and completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) which must be executed in connection therewith, and provides such other information to C2 or the underwriter as may be reasonably requested to register such Registering Stockholder’s Shares; provided that no Registering Stockholder selling Shares included in any underwritten registration shall be required to make any representations or warranties to C2 or the underwriters (other than representations and warranties regarding such Registering Stockholder and such Registering Stockholder’s intended method of distribution) or to undertake any indemnification obligations to C2 or the underwriters with respect thereto, except as otherwise provided in Section 4.2.

3.8           C2 shall bear all expenses (other than commissions and underwriting discounts) in connection with any registration of Shares pursuant to this Section 3 and the fees and expenses of a single counsel selected by the holders of a majority of the Shares being registered.  Each Registering Stockholder shall bear the fees and expenses of its own other agents and advisors, if any.

4.           Indemnification.

4.1           LLC and Mr. Reich (each an “Indemnifying Party”) jointly and severally agree to indemnify, defend and hold harmless C2, C2’s affiliates, and each of the foregoing’s shareholders, directors, officers, employees, agents, successors and assigns (each a “C2 Indemnified Party”) against any and all losses, claims, damages or liabilities, costs or expenses (including reasonable attorneys’ and experts’ fees) (“Claims”), whether incurred in an action between any such C2 Indemnified Party and an Indemnifying Party, a third party or otherwise, to which any such C2 Indemnified Party may become subject under the Securities Act, the Exchange Act, state securities laws, or otherwise, and any rules and regulations promulgated under any of the foregoing, insofar as such Claims (or actions in respect thereof) arise out of or are based upon any breach by any Indemnifying Party of any of the provisions of this agreement.

4.2           The Indemnifying Parties jointly and severally agree to (i) indemnify, defend and hold harmless the C2 Indemnified Parties and each underwriter and its partners, managers, members, directors, officers, employees and controlling persons, if any, in any offering or sale of Shares, against any Claims to which any such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished to C2 by an Indemnifying Party expressly for use therein, and (ii) reimburse C2 for any legal or other out-of-pocket expenses reasonably incurred by C2 in connection with investigating or defending any such Claim; provided that, notwithstanding anything to the contrary contained herein, the foregoing obligation to indemnify shall be limited in the aggregate to the net amount of proceeds received by the Indemnifying Parties from the sale of Shares pursuant to such registration statement.

4.3           C2 agrees to indemnify, defend and hold harmless LLC and Mr. Reich (each a “Reich Indemnified Party”) in any offering or sale of Shares against any Claims to which a Reich Indemnified Party may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of C2 as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (iii) any violation or alleged violation by C2 of any U.S. federal, state or common law rule or regulation applicable to C2 and relating to action required, or inaction, by C2 in connection with any such registration, and C2 shall, and it hereby agrees to, reimburse on an as-incurred basis each Reich Indemnified Party for any legal or other out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such Claims; provided, however, that C2 shall not be liable to any such person in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with information furnished to C2 by a Reich Indemnified Party (or any representative of a Reich Indemnified Party) in its capacity as a shareholder expressly for use therein, or by a Reich Indemnified Party’s failure to furnish C2, upon request, with the information with respect to a Reich Indemnified Party or a Reich Indemnified Party’s intended method of distribution, that is the subject of the untrue statement or omission or if such Reich Indemnified Party sold securities to the person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable prospectus (excluding any documents incorporated by reference therein) or of the applicable prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if C2 had previously furnished copies thereof to a Reich Indemnified Party, and such prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement.

5.           Term and Termination; Survival.

5.1           The term of this agreement begins on the Effective Date and continues until the earlier of (i) the fourth anniversary of the Effective Date, or (ii) the effective date of termination of Mr. Reich’s employment pursuant to any written employment agreement between Mr. Reich and C2 (“Employment Agreement”) in the event such employment is terminated by C2 without Cause or by Mr. Reich for Good Reason (the “Term”). For purposes of this agreement, “Cause” and “Good Reason” shall each have the meaning given such terms in such Employment Agreement.

5.2           Notwithstanding Section 5.1, the rights and obligations of the parties set forth in Section 3 shall continue until the earlier of (i) the fifth anniversary of the Effective Date, or (ii) the effective date of termination of Mr. Reich’s employment for any reason.

5.3           The provisions of Sections 2.1, 4, 5.2, 5.3 and 6 shall survive the termination of this agreement.

6.           Miscellaneous.

6.1           This agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous communications, representations or agreements between the parties, whether oral or written, regarding the subject matter of this agreement.

6.2           If any provision of this agreement is found to be void, invalid or unenforceable: (i) the same will be conformed to the extent necessary to comply with applicable law or stricken if not so conformable, so as not to affect the validity of this agreement; and (ii) the remaining provisions will remain in effect.  No amendment of this agreement is binding unless in writing and executed by each of the parties.  Any waiver or consent is valid only if in a signed writing and only in the specific instance in which it is given, and such waiver or consent is not to be construed as a waiver of any subsequent breach of any other provision or as a consent with respect to any similar instance or circumstance.

6.3           This agreement inures to the benefit of and is binding upon the parties and their respective legal representatives, successors, and assigns.  Seller may not directly or indirectly, including by assignment, operation of law or change of control, transfer or assign this agreement without C2’s prior written consent, and any purported transfer or assignment in violation of this section will be null and void.

6.4           This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.  Exclusive venue for any action arising out of or related to this Agreement will be in state or federal court located in the County of New York, New York, and each party consents to the jurisdiction of such courts and waives any defense based on lack of personal jurisdiction or inconvenient forum.

6.5           EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT BE TRIED BY JURY.  EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO DEMAND TRIAL BY JURY.

6.6           This agreement may be executed in counterparts, each of which will be an original, and all of which together will be one and the same agreement.  A signed copy of this agreement delivered by facsimile, e-mail or other means of electronic transmission will have the same legal effect as delivery of an original signed copy of this agreement.  The headings of this agreement are provided for convenience only and are not intended to affect its construction or interpretation.

6.7           The parties acknowledge that there may be no adequate remedy at law for a breach of this agreement and that money damages may not be an appropriate remedy for breach of this agreement.  Therefore, the parties agree that each party has the right to injunctive relief and specific performance of this agreement in the event of any breach hereof in addition to any rights it may have for damages.  The remedies set forth in this section are cumulative and will in no way limit any other remedy any party has at law, in equity or pursuant hereto.

[signature page follows]

The parties have executed this agreement effective as of the Effective Date.

C2 Global Technologies Inc.

By:	/s/Allan Silber
Its:	Chairman & CEO

Forsons Equity, LLC

By:	/s/ Jonathan Reich
Its:	By: Jonathan Reich, Sole Member

Jonathan Reich

/s/ Jonathan Reich